Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-83492

PROSPECTUS SUPPLEMENT NO. 9
TO PROSPECTUS DATED JUNE 3, 2002


                                  $175,000,000

                           GTECH Holdings Corporation

               1-3/4% Convertible Debentures due December 15, 2021
                     fully and unconditionally guaranteed by

                GTECH Corporation and Certain of its Subsidiaries

                   ------------------------------------------

     This prospectus supplement no. 9 relates to the resale by the selling securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of their interests) of 1-3/4% Convertible Debentures due December 15, 2021 issued by GTECH Holdings Corporation and the shares of GTECH common stock issuable upon conversion of those debentures.

     This prospectus supplement should be read in conjunction with the prospectus dated June 3, 2002, as supplemented June 12, 2002, June 18, 2002, June 26, 2002, July 19, 2002, August 21, 2002, September 24, 2002, October 1,
2002 and November 13, 2002, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and prior supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or prior supplements. Terms used in this prospectus supplement and not otherwise defined herein have the meanings with which they are used in the prospectus.

     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The  following   represents  updated  information   regarding  the  selling
securityholders listed in the table of selling securityholders contained in the prospectus and prior supplements:


                                                                                          Number of Shares
                                                          Aggregate                        of GTECH Common   Percentage of
                                                       Principal Amount   Percentage of    Stock That May   Shares of GTECH
                                                        of Debentures       Debentures       Be Sold (1)     Common Stock
                         Name                          That May Be Sold    Outstanding                      Outstanding (2)

CALAMOS(R)  Market Neutral Fund - CALAMOS(R)  Investment
Trust.................................................    $8,600,000          4.91%            312,727             *
*  Less than one percent (1%).

----------------


(1) Assumes conversion of all of the holder's debentures at a conversion price of $27.50 per share of common stock. This conversion price is subject to adjustment, however, as described under "Description of Debentures--Conversion Rights--Conversion Price Adjustments" beginning on page 19 of the prospectus. As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Does not include shares of GTECH common stock that we may issue upon purchase of debentures by us at the option of the holder.

(2) Calculated according to Rule 13d-3(d)(i) of the Exchange Act, using 57,076,348 shares of common stock outstanding as of September 28, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of GTECH common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include shares of GTECH common stock that we may issue upon purchase of debentures by us at the option of the holder.

     Information about other selling securityholders will be set forth in additional prospectus supplements, if required.

                                  -------------

     Investing in the debentures involves risks that are described in the prospectus, including the section captioned "Risk Factors" beginning on page 6 of the prospectus.

            The date of this prospectus supplement is January 3, 2003